Exhibit 99.1

Diamond Foods Appoints Dr. Celeste A. Clark to Board of Directors

Consumer Packaged Foods Industry Veteran to Join Board

SAN FRANCISCO, CA, July 21, 2014 – Diamond Foods, Inc. (NASDAQ: DMND) today announced it has appointed Dr. Celeste A. Clark, a retired senior executive with Kellogg Company (NYSE: K), to its Board of Directors. Dr. Clark will also serve on the Board’s Nominating and Governance Committee.

“Celeste brings to the Diamond Board of Directors nearly 35 years of experience in the food industry in the areas of nutrition, innovation and food labeling,” said Robert J. Zollars, Diamond Foods’ Chairman. “She served on the global executive leadership team at Kellogg and led the development and implementation of health policy, nutrition and regulatory science initiatives across 180 global markets. Her knowledge and extensive experience will be valuable to Diamond’s Board of Directors as well as the Company’s innovation team.”

Dr. Clark is a recently retired senior executive of Kellogg Company where she led global public policy and external affairs and served as Chief Sustainability Officer. In her nearly 35 years with Kellogg Company, Dr. Clark was responsible for global health policy, nutrition and regulatory science globally to ensure consistency around the world. She led the Global Nutrition Team’s work with the company’s Research, Quality and Technology Group and the business units to strengthen the nutritional value of products offered with a focus on both innovation and renovation.

In addition to her scientific and regulatory experience, Dr. Clark was also responsible for Kellogg Company’s Global Communications and Corporate Social Responsibility.

“It is a pleasure to welcome Celeste to the Diamond Foods Board of Directors,” said Brian J. Driscoll, Diamond Foods’ President and CEO. “Celeste joins the Diamond Foods Board at a time when her experience and insight in innovation, nutrition and sustainability will be valued and have an immediate impact on the Company.”

Dr. Clark is an independent director of the Mead Johnson Nutrition Company (NYSE: MJN) and the Auto Club of Michigan, and a trustee of the W.K. Kellogg

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Foundation. She is an adjunct professor at Michigan State University in the department of Food Science and Human Nutrition. She is a principal of Abraham Clark Consulting, LLC.

Dr. Clark earned her Ph.D. in Food Science at Michigan State University.

About Diamond

Diamond Foods is an innovative packaged food company focused on building, acquiring and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. The Company’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information visit our corporate web site: www.diamondfoods.com.

Contacts:

Investors:	Media:
ICR	ICR
Katie Turner	Anton Nicholas/Jessica Liddell
415-230-7952	415-445-7431

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